EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited Net Revenues for Month of July and Increase in Quarterly Dividend

TULSA, Okla., Aug. 24, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for the month of July 2015 of $4,338,800 compared to $2,484,200 for July last year, an increase of 74.7%. Both divisions of EDC posted significant increases in net revenues with Usborne Books & More (UBAM) leading the way with $2,898,200 compared to $1,283,200 for July last year, an increase of 126%. EDC Publishing had net revenues of $1,440,600 compared to $1,201,000 for July last year, a 20% increase.

Mr. White states that preliminary, unaudited results for July indicate a significant improvement in operational margins which resulted from the increased net revenue and cost saving programs previously implemented. The increase in UBAM's net revenue was partially due to 4,000 new sales associates joining the organization from June 15 through July 31, 2015.

The Board of Directors has authorized a $0.09 per share cash dividend, a 12.5% increase, which will be paid on September 18, 2015 to shareholders of record September 11, 2015.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522